Exhibit 99.1

SAFE AND GREEN DEVELOPMENT CORPORATION RELEASES UPDATE TO SHAREHOLDERS

FEBRUARY 16, 2023 – MIAMI, Fla. – On February 16, 2023, Paul Galvin, Chairman and CEO of Safe & Green Holdings Corp. (NASDAQ: SGBX) (“Safe & Green Holdings” or the “Company”), a leading developer, designer, and fabricator of modular structures, as well as David Villarreal, CEO of Safe and Green Development Corporation (“SG DevCo”), issued the following letter to stockholders.

Dear Stockholder:

Since its formation in early 2021, the development arm of Safe & Green Holdings Corp. (the “Company”) has been busy transactionally at the asset and corporate level.

As a means of keeping all stakeholders up to date, below is a quick summary of activities and events:

At the corporate level, the following:

We continue to work diligently toward the 30% spin out of SG DevCo from the parent company, Safe & Green Holdings.

To date:

●	We submitted the Form 10 in December, received comments and recently re-submitted it

●	A third party completed a full audit on SG DevCo

●	A third party issued a fairness opinion of the SG DevCo at a value of $74M

●	Our listing application has been submitted to NASDAQ

●	We created a Board of Directors that will be officially formed upon listing

●	We are currently forming a management team

●	David Villarreal is our announced CEO

●	We anticipate a successful spin out in Q2 2023

At the asset level:

Lago Vista:

We extended the existing loan by one year and will continue to pursue the strategy described below:

The “sale via auction” is underway. The process is as follows:

1.	Dedicated website launch; first half of March 2023

2.	Due diligence phase with pre-vetted Buyers (60 days, approximately)

3.	Bidding process (30 days, approximately)

4.	Closing anticipated for Q2 2023

In addition, we will continue to work on an asset development plan, if that is the preferred route.

Waldron:

●	We leased this site with a right-to-purchase (at $1M) starting early 2022

●	We plan on closing on the property before April 2023

●	We are near completion with a $2.3M renovation

●	A recent third-party appraisal valued the site at $5.2M

●	We anticipate opening in late Q2 2023

Cumberland & St. Marys Sites:

The sites and projects continue to go through the planning process. The unit count remains approximately 3,500, or 2M square feet, which will be produced at St. Marys factory over 8-10 years.

Safe & Green Holdings has a non-dilutable interest of 10% in the project which was recently valued at 300+% our original basis. We should see the projects kick off Q3/Q4 2023.

We recently announced the Monticello project received its Certificate of Occupancy for Phase 1 which should trigger a $750,000 payment in 2023.

We continue with planning and seeking partners on all other sites. We continue to review new sites routinely in the hopes of achieving a unit count at or above 10,000.

We thank you for continued interest in Safe & Green Holdings and its subsidiaries.

Paul Galvin, CEO Safe & Green Holdings Corp.

David Villarreal, CEO Safe and Green Development Corporation

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About Safe & Green Holdings Corp.

Safe & Green Holdings Corp., a leading modular solutions company, operates under core capabilities which include the development, design, and fabrication of modular structures, meeting the demand for safe and green solutions across various industries. The firm supports third party and in-house developers, architects, builders and owners in achieving faster execution, greener construction, and buildings of higher value. Safe and Green Development Corporation is a leading real estate development company. Formed in 2021, the company focuses on the development of sites using purpose built, prefabricated modules built from both wood & steel, sourced from one of Safe & Green Holdings factories and operated by SG Echo. For more information, visit www.safeandgreenholdings.com and follow us at @SGHcorp on Twitter.

Safe Harbor Statement

Certain statements in this update constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the Company’s plans to spin out SG DevCo in Q2 2023, pursuing a “sale via auction” strategy for Lago Vista with closing anticipated for Q2 2023, continuing to work on an asset development plan for Lago Vista if that is the preferred route, closing on Waldron before April 2023, opening Waldron in late Q2 2023, the unit count of approximately 3,500 or 2M SF being produced at the St Marys factory over 8-10 years, the St Marys projects kicking off in Q3/Q4 2023, Phase 1 of the Monticello project triggering a $750,000 payment in 2023, continuing with planning and seeking partners on all other sites, and continuing to review new sites routinely in the hopes of achieving a unit count at or above 10,000. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to spin out SG DevCo as planned, the Company’s ability to close the Lago Vista sale as anticipated, the Company’s ability to close on Waldron before April 2023 and open Waldron in late Q2 2023, the Company’s ability to produce 3,500 units at the St Marys factory over 8-10 years, the Company’s ability to complete the Monticello project as planned, the Company’s ability to attract partners on other sites, the Company’s ability to achieve a unit count at or above 10,000, the Company’s ability to expand within various verticals as planned, the Company’s ability to position itself for future profitability, the Company’s ability to maintain compliance with the NASDAQ listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

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